Exhibit 99.1

For Immediate Release
Media Contact
Carl Palmer

 (949) 234-1999
cpalmer@seychelle.com

Seychelle reports Q3 loss while anticipated guidance indicates a strong recovery and a potential return to profitability in Q4

ALISO VIEJO, Calif. -- (BUSINESS WIRE) January 17, 2017 – Seychelle Water Filtration Products, a DBA of Seychelle Environmental Technologies, Inc. (Seychelle, we, us, our or the Company) (OTCQB: SYEV), a worldwide leader in the development, assembly and sale of proprietary portable water filtration bottles made several announcements today.

For Q3 period ended November 30, 2016, Revenue was $1,257,844 compared to $3,246,064 in the prior year, a decrease of $1,988,220 (- 61%). In addition, Net Loss of $284,230 compared to the prior Net Income of $370,962 decrease of $655,192 (-177%).

In addition, the Company reported for the first nine months period ended November 30, 2016, Revenue was $2,885,212 compared to $8,318,076 in the prior year, a decrease of $5,432,864  (- 65%). In addition, Net Loss of $877,041 compared to the prior year's Net Income of $1,358,537 decrease of $2,235,578 (-165%).

A major share of the decreases compared to the prior year are directly attributable to the loss of our largest customer in February of last fiscal year. We continue to feel the impact of that event. Now that we have moved into a larger facility to accommodate our anticipated growth, the objective of our new efforts will be to expand our product distribution base to minimize the effects in the future of the loss of any one customer.

Sales have increased from the prior fiscal quarter and are on target to increase again in Q4.  Seychelle looks forward to potentially becoming profitable as soon as Q4.

"Dedicated to improving the quality of life through the quality of our drinking water."

Note to Investors

This press release may contain certain forward-looking information about the Seychelle's business prospects/projections.  These are based upon good-faith current expectations of Seychelle's management. Seychelle makes no representation or warranty as to the attainability of such assumptions/projections. Investors are expected to conduct their own investigation with regard to Seychelle. Seychelle assumes no obligation to update the information in this press release. For more information, please visit www.seychelle.com  or call (949) 234-1999.